Exhibit 21





   The Peoples Gas Light and Coke Company
       Subsidiaries of the Registrant


                                                   Date of         State of
                   Company                       Incorporation  Incorporation

Peoples Gas Light Exploration Company             04/25/73       Illinois

Peoples Gas Neighborhood Development Corporation  04/16/85       Illinois

Peoples Gas Ventures Corporation                  01/13/87       Illinois